                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)*



                         CHECKFREE HOLDINGS CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   162816 10 2
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               (Page 1 of 5 Pages)

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CUSIP NO. 162816 10 2                     13G                     Page 2 of 5
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-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          INTUIT INC. - 77-0034661
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 10,175,000
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 -0-
     REPORTING         --------------------------------------------------------
    PERSON WITH         7      SOLE DISPOSITIVE POWER
                               10,175,000
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,175,000
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          19.5%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON
          CO
-------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 162816 10 2                     13G                     Page 3 of 5
---------------------                                          -----------------


ITEM 1(a).     NAME OF ISSUER:
               CheckFree Holdings Corporation, a Delaware corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               4411 East Jones Bridge Road
               Norcross, Georgia, 30092

ITEM 2(a).     NAME OF PERSON FILING:
               Intuit Inc.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               2535 Garcia Avenue
               Mountain View, California  94043

ITEM 2(c).     PLACE OF ORGANIZATION OR CITIZENSHIP:
               Delaware

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               Common Stock, par value $.01 per share

ITEM 2(e).     CUSIP NUMBER:
               162816 10 2 (CHECKFREE)

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)    [ ]   Broker or dealer registered under Section 15 of
                            the Exchange Act;

               (b)    [ ]   Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

               (c)    [ ]   Insurance company as defined in Section 3(a)(19)
                            of the Exchange Act;

               (d)    [ ]   Investment company registered under Section 8 of
                            the Investment Company Act;

               (e)    [ ]   Investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

               (f)    [ ]   An employee benefit plan or endowment fund in
                            accordance with Rule 13-d-1(b)(1)(ii)(F);

               (g)    [ ]   A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)    [ ]   A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act;

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CUSIP NO. 162816 10 2                     13G                     Page 4 of 5
---------------------                                          -----------------

               (i)    [ ]   A church plan that is excluded from the definition
                            of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)    [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.        OWNERSHIP:


               (a)   Amount beneficially owned:
                     10,175,000 as of December 31, 1999

               (b)   Percent of class:
                     19.5%

               (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:
                     10,175,000
               (ii)  Shared power to vote or to direct the vote:
                     -0-
               (iii) Sole power to dispose of or to direct the disposition of:
                     10,175,000
               (iv)  Shared power to dispose of or to direct the disposition of:
                     -0-

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               Not applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:
               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               Not applicable

ITEM 10.       CERTIFICATION:


        By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of

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CUSIP NO. 162816 10 2                     13G                     Page 5 of 5
---------------------                                          -----------------

changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000

                                            Intuit Inc.


                                            /s/ Greg J. Santora
                                            -------------------------------
                                            Greg J. Santora
                                            Senior Vice President and
                                            Chief Financial Officer